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Exhibit 99

                                                               PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES EARNINGS
                FOR THE FOURTH FISCAL QUARTER & THE FISCAL YEAR

Red Bank, N.J. November 16, 2007-- North European Oil Royalty Trust (NYSE-NRT) announced that net income for its fourth fiscal quarter ended October 31, 2007 was $5,881,536, a decrease of 17.29% from the prior year's equivalent period. Net income for the fiscal year ended October 31, 2007 ("fiscal 2007") was $26,739,669, a decrease of 11.63% from the fiscal year ended October 31, 2006 ("fiscal 2006") . Cumulative distributions for fiscal 2007, including the quarter just ended, totaled $2.91 per unit.
John R. Van Kirk, Managing Director, reported that lower average gas prices and lower gas sales under both royalty agreements are the primary reasons behind the decline in royalty income for the quarter. The higher average exchange rates helped to partially offset the decline in royalty income.


                    NORTH EUROPEAN OIL ROYALTY TRUST - (Unaudited)
                    ----------------------------------------------

Quarter Ended                        10/31/07                10/31/06
-------------                      -----------             -----------

German Royalties Received          $ 6,053,435             $ 7,284,973
Net Income                           5,881,536               7,111,192
Net Income per Unit                   $ 0.64                  $ 0.77
Distributions per Unit                $ 0.64                  $ 0.78

Fiscal Year Ended                    10/31/07                10/31/06
-----------------                  -----------             -----------

German Royalties Received          $27,484,254             $31,079,122
Net Income                          26,739,669              30,258,944
Net Income per Unit                   $ 2.91                  $ 3.29
Distributions per Unit                $ 2.91                  $ 3.28


For the quarter just ended, the average price for gas sold under the higher royalty rate agreement covering western Oldenburg (the "Mobil Agreement") decreased 22.23% to 1.6366 Euro cents per Kilowatt hour ("Ecents/KWh") from
2.1046 Ecents/KWh for the fourth quarter of fiscal 2006. Gas sales under the Mobil Agreement declined by 13.56% to 14.792 billion cubic feet ("Bcf") from
17.113 Bcf for the fourth quarter of fiscal 2006. The average price for gas sold under the lower royalty rate agreement covering the entire Oldenburg concession (the "OEG Agreement") decreased by 9.33% to 1.9568 Ecents/KWh from
2.1582 Ecents/KWh for the fourth quarter of fiscal 2006. Overall gas sales under the OEG Agreement decreased by 12.11% to 36.260 Bcf from 41.258 Bcf for the fourth quarter of fiscal 2006. Based on the actual conversions and transfers of royalties received under the Mobil and OEG Agreements during the quarter just ended, the average value of the Euro was $1.4004 and $1.4042 respectively, an increase of 10.52% and 10.64%, respectively from the fourth
quarter of fiscal 2006.   Using these average values to convert German gas
prices into more familiar terms, average gas prices under the Mobil and OEG Agreements were $6.59 and $7.73 per Mcf, respectively.



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Trust expenses for the fourth quarter of fiscal 2007 were $211,469, 7.75%
lower than the fourth quarter of fiscal 2006. Trust expenses for fiscal 2007 were $952,517, a decline of 3.22% in comparison to fiscal 2006.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com, website: www.neort.com.